April 26, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for BUCS Federal and, under the date of January 24, 2001, we reported on the consolidated financial statements of BUCS Federal and its subsidiaries as of December 31, 1999 and 2000 and for each of the years in the two year period ended December 31, 2000. On April 12, 2001, we resigned from our engagement as BUCS Federal's independent public accountants. We have read BUCS Federal's statements included under Item 4 of its Form 8-K dated April 12, 2001 and we agree with such statements.

                                             Very truly yours,



                                             /s/Jameson & Associates
                                             -----------------------------------
                                             Jameson & Associates, P.A.
                                             Baltimore, Maryland